Exhibit 99.1A

NEWS COPY	INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Kelly Wetzler (314) 722-2217
VIASYSTEMS ANNOUNCES THIRD QUARTER 2011 EARNINGS
ST. LOUIS, November 8, 2011 — Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced earnings for the third quarter ended September 30, 2011.
Highlights
•	Net sales were $278.8 million in the quarter ended September 30, 2011, a year-over-year increase of 7.5%, and a sequential increase over the immediately preceding quarter of 3.0%.
•	Operating income in the quarter was $21.4 million or 7.7% of net sales.
•	Adjusted EBITDA was $40.3 million or 14.5% of net sales, compared with $41.9 million or 16.2% of net sales in the quarter ended September 30, 2010, and compared with $34.3 million or 12.7% of net sales in the immediately preceding quarter ended June 30, 2011.
•	GAAP earnings per basic and diluted share were $0.34 for the quarter ended September 30, 2011, on approximately 20 million average shares outstanding.
•	Adjusted EPS were $0.50 for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended September 30, 2010 and June 30, 2011, were $0.64 and $0.31, respectively.
“I am very pleased with our overall results for the third quarter,” commented David M. Sindelar, Chief Executive Officer. “Not only did we achieve the year-over-year and sequential top line growth that we expected, but more importantly, we were able to offset the significant labor and materials cost inflation we experienced in the first half through our price-increase efforts and, as a result, we realized sequential margin improvement.”
“Our third quarter sales benefitted from the new capacity brought on-line during the prior quarter in our largest automotive products factory in China,” added Sindelar. “Our continuing capacity expansion efforts in that factory remain on pace to allow us to seamlessly transfer production out of one of our smaller automotive products factories before December 31, 2012, the end of the lease period. In addition, in November we began relocating our Juarez, Mexico operations to our newly renovated, larger facility nearby.”
“Of course, we began to see some of the same market softness which others in our industry experienced, and that contributed to an overall book-to-bill ratio under one-to-one for the first time in several quarters,” noted Sindelar. “However, total incoming orders in the third quarter declined only a couple of percentage points sequentially from our second quarter bookings, so I am not convinced there is a significant downward trend in overall demand in the near term for our business. Our fourth quarter is always impacted by holiday periods, including the Chinese “National Day” holiday period at the beginning of October and the western world holidays leading up to New Years. With the combination of slower bookings we experienced in the third quarter and these holiday effects, we expect to see some sequential decline of total sales, similar to the decline we experienced in the same period last year,” he concluded.
Financial Results
The Company reported net sales of $278.8 million for the three months ended September 30, 2011, a 7.5% year-over-year increase compared with net sales during the third quarter of 2010. Year-over-year increases in net sales to the Company’s automotive, industrial & instrumentation, and computer and datacommunications end market customers were partially offset by declines in net sales to telecommunications, and military and aerospace end market customers. Compared with the three months ended June 30, 2011, net sales increased 3.0% for the quarter ended September 30, 2011. Sequentially, net sales increased in both automotive and computer and datacommunications end markets, partly offset by declines in telecommunications, industrial & instrumentation, and military and aerospace end markets.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales improved to 78.6% for the quarter ended September 30, 2011, compared to 81.1% in the immediately preceding quarter. Product selling price increases that began to take effect in the quarter ended June 30, 2011, were in effect for the full quarter ended September 30, 2011. Further, as compared to the quarter ended June 30, 2011, the composition of the Company’s net sales was more heavily weighted to Printed Circuit Board products, for which gross margins are generally higher than for Assembly products.
Operating income was $21.4 million or 7.7% of net sales for the three months ended September 30, 2011, compared with $25.8 million or 9.9% of net sales for the third quarter of 2010, and compared with $15.1 million or 5.6% of net sales for the three months ended June 30, 2011. The year-over-year decrease is primarily the result of higher cost of goods sold relative to net sales and increased depreciation costs. Sequentially, in addition to the improved costs of goods sold as a percentage of net sales, depreciation expenses also declined as a percentage of net sales. These sequential improvements were partially offset by increased costs of selling, general and administrative resources, reflecting general cost inflation as well as increased incentive compensation expenses.
Adjusted EBITDA was $40.3 million or 14.5% of net sales for the three months ended September 30, 2011, compared with $41.9 million or 16.2% of net sales for the third quarter of 2010, and compared with $34.3 million or 12.7% of net sales for the three months ended June 30, 2011. The year-over-year decrease is primarily the result of higher cost of goods sold relative to net sales. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.
For the three months ended September 30, 2011, net income was $7.4 million, of which $6.9 million was attributable to common stockholders, and resulted in $0.34 earnings per basic and diluted share. Adjusted EPS for the three months ended September 30, 2011 were $0.50. A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.
Segment Information
Net sales and operating income in the Company’s Printed Circuit Boards segment for the third quarter of 2011 were $224.4 million and $20.8 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $208.9 million and $23.6 million, respectively, for the third quarter of 2010 and compared with Printed Circuit Boards segment net sales and operating income of $215.1 million and $12.3 million, respectively, for the quarter ended June 30, 2011. Printed Circuit Boards segment net sales increased both year-over-year and sequentially to customers in both the automotive and the computer and datacommunications end markets. Those increases were partially offset by declines in Printed Circuit Boards segment net sales to customers in the telecommunications and the industrial & instrumentation end markets.
Net sales and operating income in the Company’s Assembly segment for the third quarter were $54.4 million and $0.7 million, respectively, compared with Assembly segment net sales and operating income of $50.4 million and $2.2 million, respectively, for the third quarter of 2010 and compared with Assembly segment net sales and operating income of $55.6 million and $2.9 million, respectively, for the quarter ended June 30, 2011. Sustained sequential demand for products used in industrial & instrumentation applications in the quarter ended September 30, 2011 resulted in a year-over-year Assembly segment net sales increase, partly offset by a demand decline for products used in telecommunications applications. Assembly segment net sales to customers in the Company’s computer and datacommunications end market increased both year-over-year and sequentially as a result of ramping production for a new customer.
Cash and Working Capital
Cash and cash equivalents at September 30, 2011, were $68.5 million, compared with $103.6 million at December 31, 2010. Cash provided by operating activities was $40.0 million during the nine months ended September 30, 2011, of which $22.3 million was provided by third quarter operating activities. Cash used for payment of interest and income taxes during the nine months ended September 30, 2011 was $27.1 million and $9.8 million, respectively, of which $13.4 million and $3.2 million, respectively, was paid during the quarter ended September 30, 2011. The Company’s working capital metrics at the end of the third quarter were in line with historical levels.
Capital expenditures for the nine months ended September 30, 2011 were $75.1 million, of which $25.3 million was spent during the third quarter. Cash used for capital expenditures during the nine months ended September 30, 2011, was the primary cause for the overall use of cash as compared to cash and cash equivalents at December 31, 2010.

Use of Non-GAAP Financial Measures
In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.
Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of our leveraged position.
Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the Company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.
The Company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the Company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation costs associated with acquisitions and equity registrations, and other, net.
Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the Company’s financial performance, and might not be consistent with measures used by other companies. Management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the Company.
Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the Company’s consolidated results of operations, such as merger-related costs, restructuring charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.
Investor Conference Call
Viasystems will broadcast live via internet an investor conference call at 5:00 p.m. Eastern Time today, November 8, 2011. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.
A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 22242191. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements
Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 9, 2011 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.
About Viasystems
Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ approximately 15,000 employees around the world serve approximately 800 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010

Net sales	$278,818	$270,744	$259,325
Operating expenses:
Cost of goods sold, exclusive of items shown separately	219,233	219,574	198,117
Selling, general and administrative	21,216	19,268	20,536
Depreciation	16,508	16,332	14,426
Amortization	428	430	447
Restructuring and impairment	—	—	26

Operating income	21,433	15,140	25,773
Other expense:
Interest expense, net	7,235	7,225	7,323
Amortization of deferred financing costs	503	504	512
Other, net	439	532	1,033

Income before income taxes	13,256	6,879	16,905
Income taxes	5,871	3,311	5,985

Net income	$7,385	$3,568	$10,920

Less:
Net income attributable to noncontrolling interest	524	385	709

Net income attributable to common stockholders	$6,861	$3,183	$10,211

Basic earnings per share	$0.34	$0.16	$0.51

Diluted earnings per share	$0.34	$0.16	$0.51

Basic weighted average shares outstanding	19,980,792	19,980,153	19,979,015

Diluted weighted average shares outstanding	20,131,738	20,135,530	19,979,260

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and
Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
( dollars in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,540	$103,599
Accounts receivable, net	197,969	169,247
Inventories	110,814	94,877
Prepaid expenses and other	31,946	22,940

Total current assets	409,269	390,663
Property, plant and equipment, net	298,288	273,113
Goodwill and other noncurrent assets	113,650	116,797

Total assets	$821,207	$780,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,051	$10,258
Accounts payable	194,818	162,322
Accrued and other liabilities	73,448	83,798

Total current liabilities	278,317	256,378
Long-term debt, less current maturities	216,365	215,139
Other non-current liabilities	48,462	51,951

Total liabilities	543,144	523,468

Total stockholders’ equity	278,063	257,105

Total liabilities and stockholders’ equity	$821,207	$780,573

This information is intended to be reviewed in conjunctions with the Company’s filings with the Securities and
Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2011	2010

Net cash provided by operating activities	$39,978	$33,336

Cash flows from investing activities:
Capital expenditures	(75,134)	(36,873)
Proceeds from disposals of property	516	9,769
Acquisition of Merix	—	(35,326)
Cash acquired in acquisition of Merix	—	13,667

Net cash used in investing activities	(74,618)	(48,763)

Cash flows from financing activities:
Proceeds from exercise of stock options	18	—
Repayments of capital lease obligations	(208)	(139)
Distribution to noncontrolling interest	(229)	(783)
Borrowings under credit facilities, net of repayments	—	(4,200)
Repayment of 10.5% Senior Subordinated Notes	—	(105,904)
Change in restricted cash	—	105,734
Repayment of 2013 Notes	—	(515)
Financing and other fees	—	(2,294)

Net cash used in financing activities	(419)	(8,101)

Net change in cash and cash equivalents	(35,059)	(23,528)

Beginning cash	103,599	108,993

Ending cash	$68,540	$85,465

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and
Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
(dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2011		June 30, 2011		September 30, 2010
Net sales by segment
Printed Circuit Boards	$224.4	80%	$215.1	79%	$208.9	81%
Assembly	54.4	20%	55.6	21%	50.4	19%

	$278.8	100%	$270.7	100%	$259.3	100%

	Percentage of Net Sales			Net Sales Increase
	Three Months Ended			Sequential:	Year/Year:
	Sep. 30,	Jun. 30,	Sep. 30,	3Q11 vs	3Q11 vs
	2011	2011	2010	2Q11	3Q10
Net sales by end market
Automotive	41%	37%	35%	13%	25%
Telecommunications	17%	19%	24%	(7%)	(24%)
Industrial & Instrumentation	24%	27%	24%	(6%)	8%
Computer and Datacommunications	14%	13%	13%	11%	22%
Military and Aerospace	4%	4%	4%	(3%)	(1%)

	100%	100%	100%	3%	8%

	3Q11	2Q11	1Q11	4Q10	3Q10
Working capital metrics
Days’ sales outstanding	63.9	64.0	65.3	62.5	60.6
Inventory turns	7.9	8.6	7.4	8.1	8.4
Days’ payables outstanding	80.0	77.4	84.3	76.3	74.6
Cash cycle (days)	29.4	28.4	29.6	30.8	28.8

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF OPERATING INCOME
TO ADJUSTED EBITDA
(dollars in millions)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010

Operating income	$21.4	$15.1	$25.8
Add-back:
Depreciation and amortization	16.9	16.8	14.9
Non-cash stock compensation expense	1.9	2.3	1.2
Costs relating to acquisitions and equity registrations	0.1	0.1	—

Adjusted EBITDA	$40.3	$34.3	$41.9

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2011	2011	2010

Net income attributable to common stockholders (GAAP)	$6,861	$3,183	$10,211

Adjustments:
Non-cash stock compensation expense	1,850	2,339	1,239
Amortization	931	934	959
Non-cash interest	399	399	399
Costs related to acquisitions and equity registrations	95	99	37
Restructuring and impairment	—	—	26
Special income tax items	(11)	(745)	(13)
Income tax effects of adjustments	—	2	1

Adjusted net income attributable to common stockholders	$10,125	$6,211	$12,859

Diluted weighted average shares outstanding (GAAP)	20,131,738	20,135,530	19,979,260

Diluted earnings per share (GAAP)	$0.34	$0.16	$0.51

Adjusted EPS	$0.50	$0.31	$0.64